Exhibit 10.1

LOAN AGREEMENT

This Loan Agreement dated as of March 28, 2024, as amended, supplemented or otherwise modified from time to time in accordance with the provisions hereof (this “Agreement”), is entered into between The Singing Machine Company, Inc., a Delaware corporation whose address is 6301 NW 5th Way, Suite 2900, Fort Lauderdale, Florida 33309 (the “Borrower”), and Oxford Commercial Finance, a Michigan banking corporation whose address is 64 S. Washington Street, P.O. Box 17, Oxford, Michigan 48371 (the “Lender”).

RECITALS

WHEREAS, the Borrower has requested that the Lender provide financial accommodations to Borrower in the form of a Revolving Credit Loan (the “Loan”), and the Lender has agreed to make such loan subject to the terms and conditions set forth in this Agreement; and

WHEREAS, the Borrower and the Lender, intending to be legally bound, wish to evidence their agreement in writing.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Overview. This Agreement and all Exhibits and Schedules attached hereto set forth the terms and conditions under which Lender may make the Loan to Borrower. As a condition of making the Loan to Borrower, Borrower shall be required to establish and maintain its primary business accounts with Lender or one of its affiliates.

In addition to the capitalized terms throughout this Agreement, you are referred to the Definitions set forth in Schedule I and Schedule II of this Agreement.

It is Lender’s intention that the body of this Agreement sets forth the general terms of all commercial loans made by Lender to all of its borrowers, and that the Schedules and Exhibits set forth the specific terms and conditions applicable to the Loan to be made by Lender to Borrower.

2. General Loan Terms.

2.1 Loan.

(a) Subject to the terms and conditions of this Agreement, the Lender agrees to make the Loan to the Borrower from time to time during the Revolving Credit Period in an aggregate principal amount at any one time outstanding not exceeding the lesser of the Revolving Loan Cap or the Borrowing Base (each as defined in Schedule II).

(b) The Borrower shall repay all of the outstanding Loan on the Termination Date.

(c) The Borrower may borrow under the Loan on any Business Day during the Revolving Credit Period; provided that, the Borrower shall deliver to the Lender the “Deliverables” defined and described in the attached Schedule II no later than 10:30 a.m. Eastern Time on the requested Borrowing Date.

(d) Lender will determine in its sole discretion whether any accounts receivable are Eligible Accounts Receivable, if applicable whether any inventory is Eligible Inventory and whether any equipment is Eligible Equipment, and whether to make an Advance on the Loan. Regardless of whether any accounts receivable, inventory or equipment are considered Eligible, each is still part of the Collateral securing the Obligations.

(e) If for any reason the aggregate principal amount of the Loan at any time outstanding exceeds the lesser of the Revolving Loan Cap or the Borrowing Base then in effect (the “Revolving Credit Formula”), the Borrower shall immediately prepay the Loan in an amount equal to such excess.

(f) Borrower shall comply with the requirements described in Exhibit 1, concerning the account debtors payments to the DACA Account and the Lockbox Account. Without limiting the foregoing, Lender may at any time communicate directly with any of Borrower’s account debtors to, among other things, verify the amount, validity and payment status of any of Borrower’s accounts, whether an Event of Default has or has not occurred or is continuing.

2.2 Fees. In addition to any fees and expenses set forth in the other Loan Documents, Borrower shall pay the Lender the fees and expenses set forth on Exhibit 2.

2.3 Repayment of the Loan; Evidence of Debt.

(a) Borrower’s Obligations under the Revolving Credit Note shall be non-cancelable, absolute and unconditional under all circumstances.

(b) The Lender shall maintain in accordance with its usual practice an account or accounts evidencing the Obligations of the Borrower to the Lender resulting from each loan, including the amounts of principal and interest payable and paid to the Lender from time to time under this Agreement.

2.4 Prepayments. The Borrower may prepay the Loan only if it pays any Exit Fee as defined in the Revolving Credit Note.

2.5 Reserves. The Lender may establish reserves from the funding of the Loan to ensure that any open closing items are satisfied and from time to time may require Borrower to fund any reserves required by this Agreement or any of the other Loan Documents, including but not limited to for the payment of property taxes or to make payments under any landlord agreements (collectively, the “Reserve”). In the event that Borrower fails to timely make payments required by this Agreement or the other Loan Documents the Lender is authorized to use funds in the Reserve to make such payments or may use such funds to satisfy any other amounts Borrower owes the Lender. Borrower will not earn interest on any funds held in Reserve and the existence of the Reserve shall not relieve the Borrower of its obligation to make payments under this Agreement and the other Loan Documents.

3. Conditions Precedent.

3.1 Conditions Precedent to Loan. The obligation of the Lender to make the Loan is subject to, among other things, the satisfaction or the waiver by the Lender of the following conditions precedent:

(a) The Lender shall have received fully executed Loan Documents;

(b) Proof that any applicable transaction shall have been consummated, including but not limited to the Lender’s receipt of true, complete copies of any purchase agreement and related documents as executed and delivered by the parties hereto, together with all exhibits and schedules thereto;

(c) The Lender shall have received results of recent lien searches confirming the priority of the Liens in favor of the Lender and reveal no Liens on any of the Borrower’s assets, except for liens permitted under this Agreement or discharged on or prior to the Closing Date pursuant to documentation reasonably satisfactory to the Lender;

(d) The Lender shall have received all fees required to be paid, and all expenses for which invoices have been presented (including the reasonable fees and expenses of legal counsel), on or before the Closing Date. All such amounts will be paid with proceeds of the Loan made on the Closing Date and will be reflected in the funding instructions given by the Borrower to the Lender on or before the Closing Date;

(e) Before giving effect to the financing, there shall have occurred no Material Adverse Effect since the date of the last financial statements provided to the Lender;

(f) The Lender shall have received, in form and substance satisfactory to it, resolutions of the Borrower;

(g) The Lender shall have received the certificates representing any Equity Interests pledged to the Lender pursuant to the Security Agreement or Pledge Agreement; and

(h) The Lender shall have received evidence of insurance coverage in form, scope, and substance reasonably satisfactory to the Lender and otherwise in compliance with the terms of Section 5.9 and Section 6.6 of this Agreement.

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3.2 Conditions Precedent to each Advance on the Loan after the Closing Date. The obligation of the Lender to make any additional Advances requested to be made by Borrower hereunder after the Closing Date, is subject to the satisfaction or the waiver by the Lender of the following conditions precedent:

(a) Each of the provisions of Section 3.1 have been satisfied;

(b) Each of the representations and warranties made by Borrower in or pursuant to the Loan Documents shall be true and correct in all material respects (or, as to any representation and warranty that is qualified by materiality or Material Adverse Effect, in all respects) on and as of the date such Loan is made; and

(c) No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the additional Loan requested to be made on such date.

4. Taxes. Any and all payments by or on account of any obligation of Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes.

5. Representations and Warranties. To induce the Lender to enter into this Agreement and to make the Loan hereunder, the Borrower hereby represents and warrants to the Lender that:

5.1 Existence; Compliance with Laws. Borrower (a) is duly organized, validly existing, and in good standing under the laws of the jurisdiction of its formation, (b) is duly qualified as a foreign corporation or other organization and in good standing under the laws of each jurisdiction where its ownership, lease, or operation of property or the conduct of its business requires such qualification except to the extent that the failure to qualify in such jurisdiction could not reasonably be expected to have a Material Adverse Effect, and (c) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.2 Power; Authorization; Enforceability.

(a) Borrower has the power and authority, and the legal right, to own or lease and operate its property, and to carry on its business as now conducted and as proposed to be conducted, and to execute, deliver, and perform the Loan Documents and to obtain the Loan hereunder. Borrower has taken all necessary organizational action to authorize the execution, delivery and performance of the Loan Documents and conditions contained herein. No consent or authorization of, filing with, notice to, or other act by, or in respect of, any Governmental Authority or any other Person is required in connection with the extensions of credit hereunder or with the execution, delivery, performance, validity, or enforceability of this Agreement or any of the Loan Documents.

(b) This Agreement constitutes, and each other Loan Document when delivered hereunder will constitute, a legal, valid, and binding obligation of Borrower, enforceable against Borrower in accordance with its terms.

5.3 Financial Statements. The financial statements provided to the Lender present fairly the consolidated financial condition of the Borrower.

5.4 No Material Adverse Effect. Since the date of each Loan application submitted to the Lender, no development or event has occurred that has had or could reasonably be expected to have a Material Adverse Effect.

5.5 No Litigation. No action, suit, litigation, investigation, or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against Borrower or against any of its property or assets that could reasonably be expected to have a Material Adverse Effect.

5.6 No Default. No Default or Event of Default has occurred and is continuing and no default has occurred and is continuing under or with respect to any contractual obligation of the Borrower that could reasonably be expected to have a Material Adverse Effect.

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5.7 Ownership of Property; Liens. Borrower has fee simple title to, or a valid leasehold interest in, all its real property, and good title to, or a valid leasehold interest in, all its other property, and none of such property is subject to any Lien except for Permitted Liens.

5.8 Environmental Matters. Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect, none of the facilities or properties currently or formerly owned, leased, or operated by Borrower (the “Properties”) contain or previously contained, any Hazardous Materials in amounts or concentrations or under circumstances that constitute or constituted a violation of, or could result in liability under any Environmental Law, and no administrative or Governmental Authority action or judicial proceeding is pending or, to the knowledge of the Borrower, threatened, under any Environmental Law to which Borrower is or will be a party with respect to the Properties or the business operated by Borrower, nor are there any decrees or orders or other administrative or judicial requirements outstanding under any Environmental Law with respect to the Properties or the business operated by Borrower.

5.9 Insurance. The Properties are insured with financially sound and reputable insurance companies, in such amounts, with such deductibles, and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower operates. Each insurance policy is in full force and effect and all premiums in respect thereof that are due and payable have been paid, and the Lender is a named a lender loss payee on such policies.

5.10 Material Contracts. The Borrower is not in breach or in default in any material respect of or under any Material Contract and have not received any notice of the intention of any other party thereto to terminate any Material Contract.

5.11 Taxes. Borrower has filed all Federal, state, and other material tax returns that are required to be filed and has paid all taxes shown thereon to be due, together with applicable interest and penalties, and all other material taxes, fees, or other charges imposed on it or any of its property by any Governmental Authority including but not limited to personal property taxes (except those that are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower). No tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee, or other charge. Borrower is not a party to any tax sharing agreement.

5.12 Security Documents. The Security Agreement creates in favor of the Lender a legal, valid, continuing, first priority and enforceable security interest in the Collateral.

5.13 Solvency. Borrower is, and after giving effect to the incurrence of all Debt and obligations incurred in connection herewith will be, Solvent.

6. Affirmative Covenants. So long as amounts are payable to the Lender hereunder or under any other Loan Document, the Borrower shall comply with the following:

6.1 Financial Statements and Tax Returns. Borrower shall provide the financial statements and tax returns set forth on the attached Exhibit 6.1.

6.2 Financial Covenants. Borrower will maintain the financial covenants set forth on the attached Exhibit 6.2, if any.

6.3 Notices. Promptly, and in any event within five days, give notice to the Lender of:

(a) The occurrence of any Default or Event of Default;

(b) Any (i) default or event of default under any Material Contract or (ii) litigation, investigation, or proceeding that may exist at any time between Borrower and any Governmental Authority, that if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

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(c) Any litigation or proceeding against Borrower (i) in which the amount involved is at least $20,000.00 and not covered in full by insurance, (ii) in which injunctive or similar relief is sought, or (iii) which relates to any Loan Document; and

(d) Any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section 6.3 shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower proposes to take with respect thereto.

6.4 Maintenance of Existence; Compliance.

(a) Preserve, renew, and maintain in full force and effect its corporate or organizational existence.

(b) Comply with all Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.5 Performance of Material Contracts. Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, maintain each Material Contract in full force and effect, and enforce each such Material Contract in accordance with its terms.

6.6 Maintenance of Property; Insurance. Maintain and preserve all of its property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted. Maintain insurance with respect to its property and business (including without limitation, property and casualty and business interruption insurance) with financially sound and reputable insurance companies, in such amounts and covering such risks as are usually insured against by similar companies engaged in the same or a similar business.

6.7 Inspection of Property; Books and Records; Discussions.

(a) Keep proper books of records and accounts, in which full, true, and correct entries in all material respects and in any event in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions and assets in relation to its business and activities.

(b) Permit the Lender or its agents to visit and inspect any of its properties and examine and make abstracts from any of its books and records (a “Field Exam”) at any reasonable time one (1) time per year absent an Event of Default (after an Event of Default, the number of Field Exams shall not be limited) to discuss its business operations, properties, and financial and other condition with its officers and employees and accountants with all expenses, including but not limited to, transportation, hotel, parking, and meals, paid by Borrower. Such examinations are performed for Lender’s internal use and Lender has no obligation to provide Borrower or Guarantor with the results of the examination or copies of any reports or work papers in whole or in part.

6.8 Use of Proceeds. Use the proceeds of the Loan to repay existing loans, finance capital expenditures of the Borrower, or for working capital and general business purposes, in each case to the extent not prohibited under any Requirement of Law or the Loan Documents.

6.9 Further Assurances. Promptly upon the request of the Lender, correct any material defect or error that may be discovered in any Loan Document or in the execution, acknowledgement, filing, or recordation thereof, and perform any and all such further acts as the Lender may require from time to time in order to carry out more effectively the purposes of the Loan Documents.

7. Negative Covenants. So long as the Loan or any other amounts payable to the Lender hereunder or under any other Loan Document have not been paid in full, the Borrower shall not:

7.1 Limitation on Liens. Create, incur, assume, or permit to exist any Lien on any property or assets now owned or hereafter acquired by it or on any income or rights in respect of any thereof, except the following “Permitted Liens”:

(a) Liens created pursuant to or arising under any Loan Document;

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(b) Liens imposed by law for taxes, assessments, or governmental charges not yet due or which are being contested in good faith and by appropriate proceedings diligently conducted if adequate reserves with respect thereto are maintained in accordance with GAAP on the books of the applicable Person;

(c) Carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, and other similar Liens imposed by law, arising in the ordinary course of business, and securing obligations that are not overdue by more than 30 days or that are being contested in good faith and by appropriate proceedings diligently conducted; and

(d) Liens in existence as of the date hereof which are listed on the attached Exhibit 7.1, provided that (i) the aggregate principal amount of the debt secured by such Liens does not increase from that amount outstanding at the time of any such renewal, modification, replacement, or extension and (ii) any such renewal, modification, replacement, or extension does not encumber any additional assets or properties of the Borrower.

7.2 Mergers; Nature of Business. Merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve.

7.3 Limitation on Dispositions. Dispose of any of its property, whether now owned or hereafter acquired, or issue or sell any Equity Interests to any Person, except the sale of inventory in the ordinary course of business. Without limiting the foregoing, Borrower shall not sell any of its existing or future accounts or revenues or enter into any merchant cash advance or similar agreements.

7.4 Limitation on Restricted Payments. During the continuance of an Event of Default (a) declare or pay any dividend on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement, or other acquisition of, any Equity Interests of the Borrower, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower; or (b) pay any salary or guaranteed distributions in lieu of salary to any owners of Equity Interests of the Borrower (collectively, “Restricted Payments”).

8. Events of Default and Remedies.

8.1 Events of Default. Each of the following events or conditions shall constitute an “Event of Default” (whether it shall be voluntary or involuntary or come about or be affected by any Requirement of Law or otherwise):

(a) the Borrower fails to pay any payment under any Revolving Credit Note by its due date;

(b) any representation, warranty, certification, or other statement of fact made or deemed made by or on behalf of Borrower in this Agreement, in any other Loan Document, or in any certificate, document, report, financial statement, or other document furnished by or on behalf of Borrower under or in connection with this Agreement or any other Loan Document, proves to have been false or misleading in any material respect on or as of the date made or deemed made;

(c) Borrower fails to perform or observe any covenant, term, condition, or agreement contained in Section 6.4(a), Section 6.8, or Section 7;

(d) Borrower fails to perform or observe any other covenant, term, condition, or agreement contained in this Agreement or any other Loan Document (other than as provided in subsections (a) through (c) of this Section 8.1) and such failure continues unremedied for a period of ten (10) calendar days;

(e) (i) Borrower commences any case, proceeding, or other action under any existing or future Debtor Relief Law, seeking (A) to have an order for relief entered with respect to it, or (B) to adjudicate it as bankrupt or insolvent, or (C) reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition, or other relief with respect to it or its debts, or (D) appointment of a receiver, trustee, custodian, conservator, or other similar official for it or for all or any substantial part of its assets or (y) makes a general assignment for the benefit of its creditors; (ii) there is commenced against Borrower in a court of competent jurisdiction any case, proceeding, or other action of a nature referred to in clause (i) above which (x) results in the entry of an order for relief or any such adjudication or appointment or (y) remains undismissed, undischarged, unstayed, or unbonded for 60 days; (iii) there is commenced against Borrower any case, proceeding, or other action seeking issuance of a warrant of attachment, execution, or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief which has not been vacated, discharged, stayed, or bonded pending appeal within 60 days from the entry thereof; or (iv) Borrower is generally not, or is unable to, or admits in writing its inability to, pay its debts as they become due;

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(f) a final and non-appealable judgment or decree is entered against Borrower, or the Collateral by a court of competent jurisdiction;

(g) the Security Agreement ceases for any reason to be valid, binding, and in full force and effect or any Lien created by the Security Agreement ceases to be enforceable and of the same effect and priority purported to be created thereby; any material provision of any Loan Document ceases for any reason to be valid, binding, and in full force and effect, Borrower contests in any manner the validity or enforceability of any provision of any Loan Document; or Borrower denies that it has any or further liability or obligation under any provision of any Loan Document or purports to revoke, terminate, or rescind any provision of any Loan Document;

(h) any Change of Control occurs; and

(i) there occurs in the reasonable judgment of the Lender a Material Adverse Effect.

8.2 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, then:

(a) if such event is an Event of Default specified in subsection (e) above, the Loan (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents shall immediately become due and payable;

(b) if such event is an Event of Default (other than an Event of Default under subsection (e)), any or all of the following actions may be taken:

(i) the Lender may declare the Loan (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable;

(ii) the Lender may seek the appoint a receiver for the Borrower and all or any part of the Collateral. Borrower consents to the appointment of a receiver without notice or bond, to the fullest extent not prohibited by applicable law, and waives all notices of and defenses to the appointment of a receiver and may not oppose any application the Lender makes for the appointment of a receiver; and

(iii) the Lender may exercise all rights and remedies available to it under the Revolving Credit Note, the Security Agreement, any of the other Loan Document, or applicable law. The exercise or non-exercise of any right or remedy does not preclude the exercise of any other right or remedy. All rights and remedies are cumulative.

9. Miscellaneous.

9.1 Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone or by e-mail as provided in paragraph (b) below, all notices and other communications provided for herein shall be made in writing and mailed by certified or registered mail, delivered by hand or overnight courier service, or sent by facsimile according to the information set forth in the first paragraph of this Agreement. Notices mailed by certified or registered mail or sent by hand or overnight courier service shall be deemed to have been given when received. Notices sent by facsimile during the recipient’s normal business hours shall be deemed to have been given when sent (and if sent after normal business hours shall be deemed to have been given at the opening of the recipient’s business on the next Business Day).

(b) Notices and other communications to the Lender hereunder may be delivered or furnished by electronic communications (including e-mail and internet or intranet websites) pursuant to procedures approved by the Lender. The Lender or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that, approval of such procedures may be limited to particular notices or communications.

(c) Unless the Lender specifies otherwise: (i) notices and other communications sent by e-mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail, or other written acknowledgment); and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor. Provided that, if such notice, e-mail or other communication is not sent during the recipient’s normal business hours, such notice, e-mail, or communication shall be deemed to have been sent at the recipient’s opening of business on the next Business Day.

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(d) Either party hereto may change its address or facsimile number for notices and other communications hereunder by notice to the other party.

9.2 Amendments and Waivers. No failure to exercise and no delay in exercising, on the part of the Lender, any right, remedy, power, or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power, or privilege. The rights, remedies, powers, and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers, and privileges provided by law. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Lender may have had notice or knowledge of such Default at the time. Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended, or modified except (i) in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrower and the Lender or (ii) in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Lender and the Borrower.

9.3 Expenses; Indemnity; Damage Waiver.

(a) The Borrower agrees to pay all reasonable out-of-pocket expenses incurred by the Lender and its Affiliates, including reasonable attorneys’ fees, in connection with the preparation, modification, administration and enforcement of the Loan Documents.

(b) The Borrower agrees to indemnify and hold harmless the Lender and each of its Related Parties (each, an “Indemnified Party”) from and against, any and all claims, damages, losses, liabilities, and related expenses (including the reasonable fees, charges, and expenses of any counsel for any Indemnified Party, and shall indemnify and hold harmless each Indemnified Party from all allocated costs of internal counsel for such Indemnified Party), incurred by any Indemnified Party or asserted against any Indemnified Party by any Person (including the Borrower) other than such Indemnified Party and its Related Parties arising out of, in connection with, or by reason of:

(i) the execution or delivery of any Loan Document or any agreement or instrument contemplated in any Loan Document, the performance by the parties thereto of their respective obligations under any Loan Document, or the consummation of the transactions contemplated by the Loan Documents;

(ii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower, or any Environmental Liability related to the Borrower in any way; or

(iii) any actual or prospective claim, investigation, litigation, or proceeding relating to any of the foregoing, whether based on contract, tort, or any other theory, whether brought by a third party or by the Borrower, and regardless of whether any Indemnified Party is a party thereto;

provided that, such indemnity shall not be available to any Indemnified Party to the extent that such claims, damages, losses, liabilities, or related expenses are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnified Party.

(c) The Borrower agrees, to the fullest extent permitted by applicable law, not to assert, and hereby waives, any claim against any Indemnified Party, on any theory of liability, for special, indirect, consequential, or punitive damages (including, without limitation, any loss of profits or anticipated savings), as opposed to actual or direct damages, resulting from this Agreement or any other Loan Document or arising out of such Indemnified Party’s activities in connection herewith or therewith (whether before or after the Closing Date).

(d) All amounts due under Section 9.3 shall be payable promptly/not later than ten (10) Business Days after demand is made for payment by the Lender.

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(e) The Borrower agrees that it will not settle, compromise, or consent to the entry of any judgment in any pending or threatened claim, action, or proceeding in respect of which indemnification or contribution could be sought under Section 9.3 (whether or not any Indemnified Party is an actual or potential party to such claim, action, or proceeding) without the prior written consent of the applicable Indemnified Party, unless such settlement, compromise, or consent includes an unconditional release of such Indemnified Party from all liability arising out of such claim, action, or proceeding, which consent shall not be unreasonably withheld or delayed.

9.4 Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Related Parties of the Lender) any legal or equitable right, remedy, or claim under or by reason of this Agreement.

(b) The Lender may, at any time, without the consent of the Borrower assign all or a portion of its rights and obligations under this Agreement, or sell participations to one of more third parties, without any amendment to this Agreement or to any other Loan Documents and without the execution of any assignment documents unless requested by the Lender. Provided, however, the Borrower hereby agrees to execute any amendment and/or any other document that may be requested to effectuate such an assignment.

9.5 Survival. All covenants, agreements, representations, and warranties made by the Borrower in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of the Loan. Section 9 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loan, or the termination of this Agreement or any provision hereof.

9.6 Counterparts; Integration; Effectiveness.

(a) This Agreement and the other Loan Documents and any amendments, waivers, consents, or supplements hereto may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, and any separate letter agreements with respect to fees payable to the Lender constitute the entire contract among the parties with respect to the subject matter hereof and supersede all previous agreements and understandings, oral or written, with respect to the subject matter hereof. This Agreement shall become effective when it shall have been executed by the Lender and when the Lender shall have received a counterpart hereof executed by the Borrower. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or in electronic (“pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) The words “execution,” “signed,” “signature,” and words of similar import in any Loan Document shall be deemed to include electronic or digital signatures or the keeping of records in electronic form, each of which shall be of the same effect, validity, and enforceability as manually executed signatures or a paper-based recordkeeping system, as the case may be. The Lender may request original signatures on the Loan Documents in its sole discretion.

9.7 Severability. If any term or provision of any Loan Document is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision thereof or invalidate or render unenforceable such term or provision in any other jurisdiction. Upon such determination that any term or other provision is invalid, illegal, or unenforceable, the parties hereto shall negotiate in good faith to modify the applicable Loan Document so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

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9.8 Right of Setoff. If an Event of Default shall have occurred and be continuing, the Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, and without prior notice to the Borrower, any such notice being expressly waived by the Borrower, to set off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by the Lender or Affiliate to or for the credit or the account of the Borrower, against any and all of the obligations of the Borrower now or hereafter existing under the Loan Documents to the Lender or its Affiliates, whether direct or indirect, absolute or contingent, matured or unmatured, and irrespective of whether or not the Lender or any Affiliate shall have made any demand under the Loan Documents and although such obligations of the Borrower are owed to a branch, office, or Affiliate of the Lender different from the branch, office, or Affiliate holding such deposit or obligated on such indebtedness. The Lender agrees to notify the Borrower promptly after any such set off and appropriation and application; provided that the failure to give such notice shall not affect the validity of such set off and appropriation and application.

9.9 Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement and the other Loan Documents and any claim, controversy, dispute, or cause of action (whether in contract or tort or otherwise) based upon, arising out of, or relating to this Agreement or any other Loan Document (except, as to any other Loan Document, as expressly set forth therein) and the transactions contemplated hereby and thereby shall be governed by, and construed in accordance with, the laws of the State of Michigan, without regard to conflicts of laws principles.

(b) Borrower irrevocably and unconditionally agrees that it will not commence any action, litigation, or proceeding of any kind whatsoever, whether in law or equity, or whether in contract or tort or otherwise, against the Lender or any of its Related Parties in any way relating to this Agreement or any other Loan Document or the transactions contemplated hereby or thereby, in any forum other than the courts of the State of Michigan sitting in Oakland County, and of the United States District Court of the Eastern District of Michigan and the parties hereto irrevocably and unconditionally submit to the jurisdiction of such courts and agrees that any such action, litigation, or proceeding may be brought in any such Michigan State court or, to the fullest extent permitted by applicable law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action, litigation, or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing herein or in any other Loan Document shall affect any right that the Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against Borrower or its properties in the courts of any jurisdiction.

(c) Borrower irrevocably and unconditionally waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any such court referred to in subsection (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

9.10 Waiver of Jury Trial. BORROWER HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY WHETHER BASED ON CONTRACT, TORT, OR ANY OTHER THEORY. EACH PARTY HERETO (A) CERTIFIES THAT NO AGENT, ATTORNEY, REPRESENTATIVE, OR ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF LITIGATION AND (B) ACKNOWLEDGES THAT THE LENDER HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

9.11 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

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9.12 USA PATRIOT Act. The Lender hereby notifies Borrower that pursuant to the requirements of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. 107-56, signed into law October 26, 2001) (the “PATRIOT Act”), it is required to obtain, verify, and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow the Lender to identify the Borrower in accordance with the PATRIOT Act, and the Borrower agrees to provide such information from time to time to the Lender.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

BORROWER:

THE SINGING MACHINE COMPANY, INC.

By:	/s/ Gary Atkinson
Name:	Gary Atkinson
Title:	CEO

LENDER:

OXFORD COMMERCIAL FINANCE

By:	/s/ Lisa Spence
Name:	Lisa Spence
Title:	Vice President

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SCHEDULE I

(Definitions)

Unless otherwise defined herein, capitalized terms used herein shall have the following meanings:

“Advance” means any funds advanced to or for the benefit of Borrower whether under the Loan, plus amounts advanced for the payment of interest, fees, expenses and disbursements to preserve or protect the Collateral.

“Affiliate” as to any Person, means any other Person that, directly or indirectly through one or more intermediaries, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, either to (a) vote 10% or more of the securities having ordinary voting power for the election of directors (or persons performing similar functions) of such Person or (b) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Availability” means for the Loan, as of any date of determination, the result (if a positive number) of (a) the Revolving Credit Formula as of such date, minus (b) the aggregate outstanding amount of the Loan as of such date.

“Availability Reserves” means, as of any date of determination, without duplication of any other items that are otherwise addressed or excluded through eligibility criteria, such reserves in amounts as the Lender may from time to time establish or revise in good faith, reducing the amount of the Loan which would otherwise be available to the Borrower under the lending formula provided for herein, to reflects events, conditions, contingencies or risks which, as determined by the Lender in its reasonable discretion, adversely affect, or would have a reasonable likelihood of adversely affecting, (i) the Collateral or any property that is security for the Obligations, its value or the amount that might be received by the Lender from the sale or other disposition or realization upon such Collateral, or (ii) the assets, business or prospects of any Loan Party or (iii) the security interests and other rights of the Lender in the Collateral (including the enforceability, perfection and priority thereof). Without limiting the foregoing, there will be an Availability Reserve built up during the months of October, November of December of each year equal to the fifteen percent (15%) of all funds sent to the Lockbox Account during such months.

“Bankruptcy Code” means Title 11 of the United States Code, as amended from time to time, or any similar federal or state law for the relief of debtors.

“Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in Oxford, Michigan are authorized or required by law to close.

“Change of Control” means any Person or group of persons becomes the beneficial owner, directly or indirectly, of twenty percent (20%) or more of the outstanding Equity Interests of the Borrower.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” has the meaning for such term set forth in the Security Agreement.

“Collateral Access Agreement” means an agreement from a warehouseman, bailee or lessor, as applicable, to provide Lender with access to inventory located in a public warehouse, in the possession of a bailee or located in a facility leased by the Borrower or any of its Affiliates, and a reasonable time to sell and dispose of the inventory from the relevant location, such agreement to be in form and substance satisfactory to Lender.

“Closing Date” means the date of execution of this Agreement or the date on which the conditions precedent set forth in Section 2 are satisfied.

“Debtor Relief Law” means the Bankruptcy Code and all other liquidation, bankruptcy, assignment for the benefit of creditors, conservatorship, moratorium, receivership, insolvency, rearrangement, reorganization, or similar debtor relief laws of the US or other applicable jurisdictions in effect from time to time.

“Disposition” or “Dispose” means the sale, transfer, license, lease, or other disposition of any property or any Equity Interests by any Person.

“Environmental Law” means any and all Federal, state, foreign, local, or municipal laws, rules, orders, regulations, statutes, ordinances, codes, decrees, requirements of any Governmental Authority, or other Requirements of Law (including common law) concerning the environment and the related human health and safety.

“Equity Interests” means any and all shares, membership interests, participations, or other ownership interests in a Person, and any and all warrants, rights, or options to purchase any of the foregoing, whether voting or nonvoting.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means the government of any nation or any political subdivision thereof, and any agency, authority, instrumentality, regulatory body, court, central bank, or other entity exercising executive, legislative, judicial, taxing, regulatory, or administrative powers or functions of, or pertaining to, government.

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“Hazardous Materials” means (a) any gasoline, petroleum or petroleum products or by-products, radioactive materials, friable asbestos or asbestos-containing materials, urea-formaldehyde insulation, polychlorinated biphenyls, and radon gas and (b) any other chemicals, materials, or substances designated, classified, or regulated as hazardous or toxic or as a pollutant or contaminant under any Environmental Law.

“Lien” means any mortgage, pledge, hypothecation, assignment as security, deposit arrangement, encumbrance, lien (statutory or other), charge, or other security interest of any kind or nature.

“Loan” means the Revolving Credit Loan.

“Loan Documents” means, collectively, this Agreement, the Security Agreement, the Guaranty if applicable, the Revolving Credit Note, and all other agreements, documents, certificates, and instruments executed and delivered to the Lender by Borrower or any other party in connection therewith.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, properties, liabilities (actual or contingent), operations or condition (financial or otherwise) or prospects of the Borrower, (b) the validity or enforceability of any Loan Document, (c) the perfection or priority of any Lien purported to be created by any Loan Document, or (d) the rights or remedies of the Lender under any Loan Document.

“Material Contracts” with respect to any Person, means each contract to which such Person is a party involving aggregate consideration payable by or to such Person equal to at least $25,000.00 annually or otherwise material to the business, condition (financial or otherwise), operations, performance, properties, or prospects of such Person.

“Obligations” means all advances to, and debts (including principal, interest, fees, costs, and expenses), liabilities, covenants, and indemnities of, Borrower arising under any Loan Document whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising.

“Permitted Liens” has the meaning set forth in Section 7.1.

“Person” means any individual, corporation, limited liability company, trust, joint venture, association, company, limited or general partnership, unincorporated organization, Governmental Authority, or other entity.

“Related Parties” with respect to any Person, means such Person’s Affiliates and the directors, officers, employees, partners, agents, trustees, administrators, managers, advisors, and representatives of it and its Affiliates.

“Requirement of Law” as to any Person, means the certificate of incorporation and by-laws or other organizational or governing documents of such Person, and any law (including common law), statute, ordinance, treaty, rule, regulation, order, decree, judgment, writ, injunction, settlement agreement, requirement or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” with respect to any Person, means the chief executive officer, president, chief financial officer, member manager, or manager of such Person.

“Revolving Credit Period” means the period from and including the Closing Date to the Termination Date.

“Revolving Credit Loan” means any revolving credit loan made by the Lender to Borrower.

“Revolving Credit Note” means any promissory note of the Borrower payable to the Lender evidencing the aggregate indebtedness of the Borrower to the Lender resulting from Loan, as the same may be amended, amended and restated, supplemented, or otherwise modified from time to time to the extent permitted under the Loan Documents.

“Revolving Loan Cap” means the stated principal amount of the Revolving Credit Note.

“Security Agreement” means the Security Agreement made by the Borrower in favor of the Lender, as the same may be amended, amended and restated, supplemented, or otherwise modified from time to time to the extent permitted under the Loan Documents.

“Solvent” with respect to any Person as of any date of determination, means that on such date (a) the present fair salable value of the property and assets of such Person exceeds the debts and liabilities, including contingent liabilities, of such Person, (b) the present fair salable value of the property and assets of such Person is greater than the amount that will be required to pay the probable liability of such Person on its debts and other liabilities, including contingent liabilities, as such debts and other liabilities become absolute and matured, (c) such Person does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts and liabilities, including contingent liabilities, beyond its ability to pay such debts and liabilities as they become absolute and matured, and (d) such Person does not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Taxes” means any and all present or future income, stamp, or other taxes, levies, imposts, duties, deductions, charges, fees, or withholdings imposed, levied, withheld, or assessed by any Governmental Authority, together with any interest, additions to tax, or penalties imposed thereon and with respect thereto.

“Termination Date” means the date of the demand for payment under the Obligations under the Loan.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect in the state of Michigan.

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SCHEDULE II

(Revolving Credit Loan)

1.	The Revolving Credit Formula

Advances under the Loan may not exceed the Revolving Credit Formula, which is the lesser of:

(A)	the Revolving Loan Cap; and
(B)	the Borrowing Base.

“Borrowing Base” means, as of the date of determination, an amount equal to the sum of:

(a)	75% of the SMC Eligible Accounts Receivable of the Borrower; plus
(b)	75% of the SMI Eligible Accounts Receivable of the Borrower minus
(c)	Availability Reserves.

Lender may, in its discretion, from time to time, make changes to applicable standards of eligibility, advance rates and reserves for any assets in the Borrowing Base, which changes shall be effective immediately after the Lender shall have delivered notice of such changes to the Borrower.

“Eligible Accounts Receivable” means an account receivable owing to the Borrower which satisfies the following requirements:

(a) (i) the account results from the sale of goods or the performance of services by the Borrower in the ordinary course of its business, (ii) payment of the account by the account debtor is not contingent on the completion of further performance by the Borrower, and (iii) the Borrower has no additional obligation to service, repair, or maintain any such goods sold other than pursuant to any applicable warranty;

(b) the account does not represent a sale on bill-and-hold, guaranteed sale, sale-or-return, sale on approval, consignment sale, cash-on-delivery sale, or sale on any other repurchase or return basis;

(c) the account debtor has not notified the Borrower that it is claiming any defense to payment of the account, whether well-founded or otherwise;

(d) the account is not the obligation of an account debtor who has asserted or may assert any counterclaim, credit, allowance, adjustment, deduction or offset against the Borrower;

(e) the account represents a genuine obligation of the account debtor for goods sold to, or for services performed for, and accepted by the account debtor;

(f) the account debtor or any of its Affiliates is not also a supplier to, or creditor of, the Borrower or any of its Subsidiaries, unless such supplier or creditor has executed a no offset letter in form and substance satisfactory to Lender;

(g) the account is evidenced by an invoice or other written terms in a form acceptable to Lender, which the Borrower has sent to the debtor;

(h) the Borrower is not prohibited by the laws of the state where the account debtor is located from bringing and maintaining an action in the courts of that state to enforce the account debtor’s obligation to pay the account. The Borrower has taken all appropriate actions to ensure access to the courts of the state where the account debtor is located, including, where necessary, the qualification by the Borrower as a foreign corporation authorized to transact business in such state;

(i) the account is owned by the Borrower free of any title defects and any Liens or interests of others, except for the Lien in favor of Lender and Permitted Liens that do not have priority over the Lien in favor of Lender;

(j) the account debtor is not an Affiliate, Parent or Subsidiary of the Borrower, or an entity which has common officers or directors with the Borrower, or a director, officer or employee of any of the foregoing;

(k) the account debtor is not a Governmental Authority;

(l) the account debtor maintains its chief executive office in the United States of America. Lender may approve foreign account debtors in its sole discretion, including those in any province of Canada other than Quebec and those in Mexico. Without limiting the foregoing, at any time promptly on the Lender’s request, the Borrower shall execute and deliver, or cause to be executed and delivered, such other agreements, documents and instruments as may be required by Lender to perfect the security interests of the Lender in those accounts of an account debtor with its chief executive office or principal place of business outside of the United States of America;

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(m) the account debtor has not (i) applied for, suffered, or consented to the appointment of any receiver, interim receiver, receiver-manager, custodian, trustee, or liquidator of its assets, (ii) had possession of all or a material part of its property taken by any receiver, interim receiver, receiver-manager, custodian, trustee or liquidator, (iii) filed, or had filed against it, any request or petition for liquidation, reorganization, arrangement, adjustment of debts, adjudication as bankrupt, winding-up, or voluntary or involuntary case under any federal, state, provincial or territorial bankruptcy laws, (iv) admitted in writing its inability to pay its debts as they become due, or become generally unable to pay its debts as they become due, (v) become insolvent, (vi) made a general assignment for the benefit of its creditors or (vii) ceased operation of its business;

(n) the account is not more than ninety (90) days past the date of invoice;

(o) the account is not the obligation of a debtor for which more than twenty five percent (25%) of the accounts of such debtor that were Eligible Receivables at the time they arose have become ineligible under clause (n) of this definition;

(p) the account is not an account that Lender has determined may not be paid by reason of the account debtor’s financial condition or inability to pay;

(q) the account does not arise from the sale of goods which remain in the Borrower’s possession or under the Borrower’s control;

(r) the sale represented by such account is denominated in United States dollars;

(s) all representations and warranties contained in this Agreement or any other Loan Document with respect to accounts or Eligible Receivables in general, or to such account in particular, are true and correct with respect to such account; and

(t) the account is otherwise acceptable to the Lender.

“SMC Eligible Accounts Receivable” means Eligible Accounts Receivable arising from direct shipments to account debtors from domestic warehouses.

“SMI Eligible Accounts Receivable” means Eligible Accounts Receivable arising from direct import shipments to account debtors.

2. Requests for Advances on the Loan.

Borrower will provide Lender the following as a condition of any Advance (the “Deliverables”): A Borrowing Base Certificate not less than once per week, provided that Lender in its sole discretion may require Borrower to provide a Borrowing Base Certificate more frequently such as with each request for an Advance. “Borrowing Base Certificate” means a certificate as may be required by Lender to reflect the components of, and Availability Reserves against, the Revolving Loan Cap and the Borrowing Base as provided for hereunder from time to time, executed by a Responsible Officer of the Borrower. In addition, prior to any request for an Advance, upon request by Lender, Borrower must furnish to the Lender invoices, credit memos, sales and cash receipt journals, purchase orders, evidence of delivery, proof of shipment, timesheets or any other documents Lender requests, in its sole discretion, with respect to the Collateral to support the Advance. Lender will use reasonable efforts to provide the requested funds by the end of the same business day that it receives the request so long as the complete package of information for the request has been received by 10:30 a.m. Eastern Time that day. All requests for funding will be subject to Lender’s then standard fees for electronic funds transfer, wire transfers and check services.

Each time an Advance is made, the amount of the Obligations will be increased by the amount of the Advance. After checks, ACH or wire transfers or other credit instruments are deposited in or forwarded to the Lockbox Account, and upon receipt of the Borrowing Base Certificate reflecting such deposit, Lender will credit the Loan Account with the net amount actually received in good funds, whereupon interest will no longer be charged. On the date a Borrowing Base Certificate is received on the net funds actually received, Borrower will receive immediate credit on such funds in determining availability for Advances.

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